EXHIBIT 10.16



                               WATER CONTRACT


          THIS AGREEMENT, made and entered the 8th day of Aug., 1990, by and between CITY OF DUNSMUIR, a California municipality (hereinafter called "City"), and DUNSMUIR BOTTLING COMPANY, a California corporation
(hereinafter called "Company").

                                WITNESSETH:

          WHEREAS, City is the owner of certain water rights and entitled to the use and disposition of water pursuant to such rights; and

          WHEREAS, Company desires to purchase water from the City for bottling and sale;

          NOW, THEREFORE, the parties agree:

          1. Sale of Water. City hereby agrees to sell and Company agrees to purchase water from City delivered through the main pipeline which is owned and operated by City for the taking and transmission of spring water from the sources known as Mossbrae Springs No. 2, B, C and D in Siskiyou County, California, under the terms and conditions set forth herein.

          2. Terms of the Agreement. This agreement shall be and remain in effect for a period of twenty-five (25) years from its effective date, and shall be renewable for an additional twenty-five (25) years pursuant to the option set forth in paragraph 15.

          3. Purchase Price.

               a. City agrees to sell and Company agrees to purchase not more than fifty million (50,000,000) gallons per year, provided that the amount required by Company in any single day shall not interfere with or require any curtailment of domestic water supplied by City to its existing users or future residential users.

               b. The amount of water received by Company hereunder shall be measured by a meter which shall be installed by City, the cost of the meter will be at the Company's expense, on Company's transmission line near the place of attachment to the City's main transmission line.

               c. City shall invoice Company in advance for the first year beginning January 1, 1991, in the amount of $25,000, which is the minimum annual fee applicable in the price schedule set forth below in paragraph 3d. The first annual minimum payment of $25,000 is due and payable within 5 days of successful completion of the validation action set forth in paragraph 6b. Thereafter, the annual period will commence on January 1, 1992, whereby Company will make the annual minimum payment of $25,000 in four equal quarterly installments. In the event that the execution of this contract delays or interferes in any way with Company's plant completion, thereby delaying Company's ability to utilize water, City shall waive a pro rata portion of the first year's minimum annual payment corresponding to the entire period of time until Company commences water usage. This period of initial delay shall be limited to no more than three (3) months, whereby any pro rated portion for the first year shall be credited to the annual minimum payment for year two.

               d. City shall invoice Company for water received by Company from City based on the following rates:

     0 - 2.5 million gallons       $.010 per gallon
     Over 2.5 million gallons      $.005 per gallon.

Annual consumption in excess of 2.5 million gallons by Company shall be invoiced to Company by City at conclusion of year, December 31st, and shall be payable within 30 days of invoice date.

               e. In the event that City is unable for any cause whatsoever to permit Company to take water in the amounts permitted hereunder for any period of time in excess of one (1) day, City shall waive a pro rata portion of the minimum payment corresponding to the entire period of time during which Company is not permitted to take water continually.

               f. On the fifth, tenth, fifteenth, twentieth, and twenty-fifth anniversaries of the effective date of this Agreement, the rates per gallon which Company is obliged to pay City shall be increased in the same proportion as any increase, or the aggregate of increases, during the preceding five-year period in charges for water service by City to its residential users, provided that this increase at the end of any five-year period shall not exceed ten percent (10%).

          4. Representations and Warranties of City. City represents and warrants as follows:

               a. It is the legal and beneficial owner of the right to take and use not more than one and 97/100ths cubic feet per second of water diverted from the sources known as Spring 2, Spring B, Spring C, and Spring D of Mossbrae Springs, whose respective locations are described as follows:

Spring No. 2 - North two degrees twenty-three minutes east (N2 23'E) one thousand three hundred five and one-tenth (1305.1) feet from E1/4 corner of
Section 13, T39N, R4W, MDB&M, being within SW1/4 of NW1/4 of Section 7, T39N, R3W, MDB&M.

Spring B - North two degrees fifty minutes east (N2 50'E) one thousand three hundred ninety-two and three-tenths (1392.3) feet from E1/4 corner of
Section 13, T39N, R4W, MDB&M, being within SW1/4 of NW1/4 of Section 7, T39N, R3W, MDB&M.

Spring C - North two degrees forty-six minutes east (N2 46'E) one thousand three hundred ninety-six and five-tenth (1396.5) feet from E1/4 corner of
Section 13, T39N, R4W, MDB&M, being within SW1/4 of NW of Section 7, T39N, R3W, MDB&M.

Spring D - North three degrees five minutes east (N3 05'E) one thousand four hundred nine and four-tenth (1409.4) feet from E1/4 corner of Section 13, T39N, R4W, MDB&M, being within SW1/4 of NW1/4 of Section 7, T39N, R3W, MDB&M.

          b. City has the right to sell to Company water pursuant to the above-mentioned rights.

          c. City shall promptly, if necessary and to the extent necessary, obtain at its own expense the consent or permission of any other person or entity, whether private, commercial or governmental, for its performance and fulfillment of its obligations under this Agreement, except as provided in paragraph 6b.

          5. City Covenants.

               City covenants and agrees:

               a. Water shall be provided by City to Company in its natural state without the addition of chlorine or other chemicals.

               b. City shall install and maintain such devices as may be necessary to prevent any back flow from its water treatment plant into the water purchased by Company.

               c. Company is hereby licensed to occupy and use, to the extent reasonably necessary to install and maintain its water line for delivery of water from City's main line, the real property which is subject to an easement of the City for its maintenance and operation of its transmission line or lines.

               d. City shall not object to Company using for sales purposes the slogan "Dunsmuir Home of the Best Water on Earth," or any derivative thereof.

               e. City will provide water in such quantities as Company may desire, subject to a limitation of fifty million (50,000,000) gallons per year; provided, however, that in the event of a drought or other natural disaster which causes a decrease in the natural flow from the above described springs to an amount approximately equal to or less than the City needs for its existing users or future residential users, City shall promptly notify Company of the decrease in the natural flow and, until such time as the flow enables City to provide water in excess of the requirements of its current users or future residential users, City shall be excused from providing water to Company and Company shall be excused from its minimum payment obligation on a pro rata basis.

               f. City hereby consents to the installation by Company, at Company's expense, of dual lines at any point beyond the City meter located near the outlet from its main transmission line to the Company line and Company is authorized to use such dual lines to supply both a bulk outlet and its bottling facilities.

               g. City shall refrain during the term of this agreement from selling or providing "spring" water, as defined by the State of California, Department of Health Services, to any other bottler or bulk user of water for resale.

               h. The services provided by the City are subject to regulation by the State of California, Department of Health Services. The City shall not be held responsible for any changes in regulation or legislation which may affect its ability to provide water pursuant to this Agreement.

               i. City will make service available to Company to access City's main water transmission line, at a point to be reasonably designated between the said springs and the point at which City performs any treatment of said water or adds anything to it, for installation and maintenance by Company of a pipeline through which company may draw or pump water pursuant to this Agreement.

          6. Indemnity by City.

               a. City shall indemnify Company and hold it harmless from any and all claims, demands, actions, causes of action or other challenges, whether at law in equity, or in administrative proceedings, asserted by any other person, firm, corporation or entity, whether private, commercial or governmental, relating to or arising out of the agreement herein by City to sell water to Company under the terms of this agreement and to permit Company to connect its transmission line to the main transmission line owned and maintained by City at the point described above and to take, use and sell water purchased hereunder. In the event of any claim, demand, action, cause of action or other challenge by any person or entity to the right or power of City to sell water to Company or otherwise to perform pursuant to the terms of this agreement, City will pay or reimburse to Company any costs, losses and expenses, including attorney fees, which are incurred by Company as a result of any defect or limitation in such rights and powers of City which prevents, delays or materially interferes with the rights granted herein to Company.

               b. Upon signing this agreement, City and Company will file a validation action, at equal expense to City and Company, in accordance with and as specified in the Code of Civil Procedures. This agreement will become effective upon the successful completion of this validation proceeding or upon the mutual agreement of both City and Company.

          7. Representations and Warranties by Company. Company warrants and agrees as follows:

               a. Company is a corporation duly organized and existing under and by virtue of the laws of California.

               b. Company will, at its own cost and expense, connect its pipelines for receiving water from the main transmission line of City on its main transmission line at or near the City's pump house; provided that, in the event City institutes use of a water treatment facility, Company will be permitted to connect its pipelines at a point reasonably designated between the source of water at the said springs and the said treatment plant. Company will make its connection without any unreasonable interference with or delay in transmission of water through said main transmission line for other purposes by City.

          8. Company Covenants.

          Company covenants and agrees that:

               a. The establishment by Company of its connection for receiving water from the City's main transmission line shall be made without any unreasonable interference with or delay in transmission of water through said transmission line for other purposes by City.

               b. Company shall accept water at the point of connection of its transmission line with City's main transmission line in the natural state of the water without any warranty or guarantee by City of its chemical or physical content for the condition of the water, except that City will provide the water in the same state as it does to its own treatment plant.

               c. Company shall at its own cost and expense receive and treat and sell the water purchased from City without cost or expense to City.

               d. Company shall install, maintain and operate its transmission line and facilities in accordance with applicable laws and regulations.

               e. Company will construct and maintain a bottling facility in the City of Dunsmuir within twelve (12) months after approval of this contract by City and the issuance to Company of all permits and licenses which may be required by any local, state, or federal regulatory agency.

          9. Indemnity by Company.

          Company warrants and agrees that it will indemnify and hold City harmless from any claims, demands, actions or causes of action related to or arising from the processing, bottling, handling or shipping of water by Company, from the establishment and operation by Company of a water treatment and bottling plant to which water acquired from City is transmitted by Company, and from death or injury to any person arising from his or her ingestion or use of water provided or sold by Company, excepting only City's liability for its own gross negligence or wilful misconduct. In the event of any claim, demand, action or cause of action related to or arising from the processing, bottling, handling or shipping of water by Company, from the establishment and operation by Company of a water treatment and bottling plant to which water acquired from City is transmitted by Company, or from death or injury to any person arising from his or her ingestion or use of water provided or sold by Company, Company will pay or reimburse to City any costs, losses and expenses, including attorney fees, which are incurred by City as a result of any such claim, demand, action or cause of action.

          10. Additional Documents.

          Each party shall execute and deliver to the other such additional documents as may be reasonably necessary to carry out the intent of the parties to this agreement.

          11. Notices.

          Any notice to be given either party hereunder shall be given in writing and shall be sufficient if sent by certified mail, return receipt requested, or by:

               a. If to City: Jim Arata, City Manager, 5915 Dunsmuir Avenue, Dunsmuir, CA 96025, with a required copy to Chris Stromsness, Esq., City Attorney, P.O. Box 587, Dunsmuir, CA 96025.

               b. If to Company: Dunsmuir Bottling Company, P.O. Box 15, Dunsmuir, CA 96025, with a required copy to Samuel L. Holmes, Esq., Rochester & Lea, 44 Montgomery Street, Suite 3600, San Francisco,
California 94104.

          12. Rights of Parties.

          This agreement shall not be construed to create any right, power or privilege in favor of anyone except the parties hereto.

          13. Section Headings.

          All section headings are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          14. Counterparts.

          This agreement may be executed in several counterparts, each of which is an original; provided that the original and each executed counterpart shall be deemed to be one and the same instrument, which shall constitute proof of the agreement without the necessity of production or accounting for any other counterpart.

          15. Renewal Option.

          Company is hereby granted an option to renew this agreement for a further term of twenty-five (25) years from the effective date, on the same terms and conditions, except, if on each of the preceding five-year anniversaries the rate increase to the City's residential users equaled or exceeded ten percent (10%), whereby City may at its option renegotiate future five-year increases provided that the increase in any five-year period shall not exceed fifteen percent (15%). Company shall give City written notice of the exercise of the option not less than one (1) year prior to the end of the primary term.

          16. Effective Date.

          The effective date of this agreement shall be the next business day following final approval of the terms and conditions, including those provided in 6b, and by such formalities as may be required by the ordinances of City and the execution of this agreement on behalf of the City and on behalf of the Company promptly following such formal approval.

          DATED: August 8, 1990

                                            CITY OF DUNSMUIR



                                            By: /s/ (signature illegible)
                                                ----------------------------
                                                City Manager


Attested by: /s/ (signature illegible)
             -------------------------

                                            DUNSMUIR BOTTLING COMPANY


                                            By: /s/ Paul A. Kassis
                                                ----------------------------
                                                President


                                            By: /s/ Scott E. Lidster
                                                ----------------------------
                                                Secretary